Exhibit (e)(17)

EMPLOYMENT CONTRACT

THE UNDERSIGNED:

1.

Q Biotechnology C.V., a limited partnership, having its registered office at Hulsterweg 82, (5912 PL) Venlo, The Netherlands, duly represented by on behalf of Life Biotech Partners B.V., hereinafter to be referred to as the ‘Employer’;

And

2.	Jean-Pascal Viola residing at [Address], hereinafter to be referred to as the ‘Employee’.

WHEREAS:

•

By signing this employment contract the Employee expressly represents that no post-restrictive covenants exist under his employment contract with any former employer that might preclude the performance of his contractual duties for the Employer.

•	The Employee’s seniority built up within QIAGEN Group since January 1, 2001 will be honored by the Employer.

•

The Employee is employed by QIAGEN GmbH, affiliate of the Employer, since August 1, 2017 under the terms of a separate employment contract (the “Leading Employment Agreement”) governed by German Law. The employment relationship between the Employer and the Employee will be governed by this employment contract and the Employee cannot claim any terms and conditions of employment as laid down in the Leading Employment Agreement in respect of the employment relationship between the Employee and the Employer and vice versa.

•

The Employee agrees and acknowledges that any entitlement to terms and conditions of employment as prescribed in the Handbook that are not provided prorated in connection with the working time are granted once within the QIAGEN group (including the Employer and QIAGEN GmbH) and cannot be claimed double on the basis of the employment contract with both QIAGEN GmbH and the Employer (examples include but are not limited to leaves in respect of moving, marriage, anniversary bonuses, etc.). In case of any discrepancy and or lack of clarity in such event where two regulations may apply for one event, the regulations following from the Leading Employment Agreement will prevail.

HAVE AGREED AS FOLLOWS:

Article 1: Commencement, Term and Notice

1.

The employment contract is intended to commence on 1 February, 2018 and replaces the contract of 1 November 2017 with QIAGEN N.V., but in any event no earlier than per the date the Employee is entitled to reside and work (for the Employer) in the Netherlands as provided in paragraph 5 of this Article, and is entered into for an indefinite period of time.

2.	The employment contract may be terminated by either party with due observance of the statutory notice period. Notice may be given in writing, taking effect from the end of the calendar month.

Q Biotechnology CV	Page 1

3.	The employment contract shall in any event end, without notice being required, on the day on which the Employee reaches Dutch state pension age.

4.	There will be no probationary period.

5.

The employment contract is concluded on the suspensive condition that the Employee is entitled to reside and work (for the Employer) in the Netherlands as a Dutch national, as an EU citizen (not requiring any residence or work permit) or on the basis of the statutorily required authorization (residence/work permits) being timely granted.

6.

The Employee may not perform work for the Employer without holding the required work and residence rights. Partly for that reason, the employment contract is concluded on the dissolutive condition that the Employee holds and retains valid rights to reside and work (for the Employer) in the Netherlands for the duration of the employment contract. In the event that these rights are or become invalid — regardless of the reasons for such invalidity other than reasons within the Employer’s control — the dissolutive condition is fulfilled and the employment contract ends by operation of law with immediate effect, without notice being required. To the extent that parties cannot rely on this dissolutive condition, parties agree that the invalidity of the aforementioned rights qualifies as an urgent cause for the termination of the employment contract with immediate effect.

7.

The Employee is required to render every assistance and to promptly provide any and all required information to the Employer and government agencies (including the Dutch Immigration and Naturalisation Service (IND) and the Dutch Employee Insurance Administration Agency (UWV)) to demonstrate that the Employee has timely obtained and will retain valid rights to reside and work (for the Employer) in the Netherlands. The Employee will promptly notify the Employer of any actual or potential situation that affects or may affect the Employee’s work and/or residence rights.

Article 2: Position and duties

1.	The Employee will hold the position of Senior Vice President, Head of Business Development & IP & L for the Employer. The job description is attached as Appendix.

2.	The Employee agrees that he will also perform duties other than those that are considered his usual duties, if such performance may be reasonably expected from him.

3.	The Employee will be required to perform work for a company affiliated with the Employer, should the Employer so demand.

Article 3: Working Hours and Work Place

1.	The Employee shall be employed on a part-time basis, i.e. eight hours per week on one (1) day. (a 5 day workweek will run from Monday to Friday.)

2.

The Employee agrees that, at the Employer’s request, he will work overtime outside the normal working hours whenever a proper performance of his duties so require. Compensation for overtime hours has been factored into the Base Salary stipulated in Article 4 of the employment contract. No further remuneration will be paid for overtime hours.

3.	The Employee will perform his work at the offices of the Employer, currently at the Hulsterweg 82, Venlo. The Employer may relocate the workplace if the company’s interests so require.

Q Biotechnology CV	Page 2

Article 4: Salary

1.	Base Salary:

The Employee will receive a salary of € 48.443,40 gross per year, including 8% holiday allowance and a thirteenth month allowance (“Base Salary”). The Base Salary will be paid in 12 monthly instalments.

2.	Bonus:

In addition to the Base Salary, each calendar year the Employee may be granted a bonus up to a maximum amount of 50% of the annual Base Salary (corresponding to a maximum of € 24.221,70 gross for 100% target achievement). The Employer shall have the sole discretion to decide whether to grant a bonus. The bonus is split into 75% company targets depending on the financial results of the Employer’s business and 25% personal targets, in accordance with the parameters as agreed upon between the Employee and the Employer at the beginning of each calendar year. The bonus (if any) is paid out in the first quarter of the subsequent calendar year.

For calendar years during which the Employee did not perform the agreed work for the Employer the entire year, for whatever reason, the bonus payment (if any) will be granted pro-rata—for the full months the Employee has performed the agreed work for the Employer during the respective calendar year.

The granting of a bonus in any given year or during several years will not create a precedent for any subsequent years. The Employee can in no event lay claim to a bonus that has not yet been granted. The tax and social security consequences of participation in the bonus scheme will be at the Employee’s expense. The Employee will receive the gross bonus on condition that the Employee is in the Employer’s employment on the date of bonus payment.

3.

The Employer will—if and to the extent it is statutory obliged to do so—withhold and report (wage) tax and/or any other lawful statutory contributions due on the Base Salary, Bonus and any other payments to be received by the Employee.

Article 5: Pension

1.	The Employer will not provide for any pension provision.

Article 6: Holidays

1.

The Employee will be entitled to 6 days holiday each calendar year, on the basis of a eight hour working week. If the Employee performed work during only a part of the year, the number of days’ holiday will be calculated proportionately.

2.

The Employee must timely inform the Employer, of any wishes with respect to the beginning and end of the Employee’s holiday period. The Employer shall then set the end and beginning of holidays after consultation with the Employee.

3.	The Employee will be required to take days’ holiday as much as possible in the year in which they are accrued.

4.	The Employee will be obligated to repay to the Employer, any days holiday taken by the Employee in excess of the days holiday accrued per the end date of the employment contract. The Employer will

Q Biotechnology CV	Page 3

withhold from any wages, salary or other benefits or moneys otherwise owed to the Employee any such sum necessary to meet the foregoing repayment obligation, without further notice being required. The Employee will be responsible and obligated to repay to the Employer, within thirty (30) days after the end date of the employment contract, any remaining amount that is not repaid through the withholdings provided for in this paragraph.

Article 7: Illness and Incapacity for Work

1.

If the Employee is unable to perform the agreed work due to illness, he is obliged to inform the Employer thereof before 9.30 a.m. on the first day of illness, stating the expected period of illness and the correct address at which he can be reached during that period. As soon as the Employee knows on what day he will be able to resume work, he must inform the Employer thereof immediately.

2.

If the Employee is unable to perform the agreed work due to illness, he will remain entitled to continued payment of wages for a maximum period of 104 weeks or up to the date of termination of the employment contract if that date is earlier, on the basis of the following conditions:

•	during the first 52 weeks of illness the Employee remains entitled to 100% of the last-earned gross Base Salary

•	as of the 53rd week up and until the 104th week of illness the Employee remains entitled to 70% of the last-earned gross Base Salary.

3.

If the Employee’s incapacity for work ensues from an event for which another is liable, the Employee must provide the Employer with all of the relevant information and do everything in his power to enable the Employer to exercise its right of recourse within the meaning of Article 6:107a of the Dutch Civil Code (Burgerlijk Wetboek).

Article 8: Confidentiality

1.

Other than for the benefit of the Employer within the scope of the normal work, the Employee may neither during the term of the employment contract nor upon termination thereof inform any third party in any form, directly or indirectly, of any Know-How (as defined in the Article of the employment contract concerning Intellectual Property Rights) and/or particulars concerning or related to the business conducted by the Employer and/or its affiliated companies, which the Employee could reasonably have known were not intended for third parties, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how the Employee learned of the information.

Article 9: Sidelines

1.	Without the Employer’s prior written consent and regardless of whether the Employer is either partly or fully aware of such activities the Employee will not:

•	perform any other work for pay during the employment contract;

•

establish or conduct a business - whatever its form, alone or with others, directly or indirectly, whether or not for consideration - that is competitive with the business of, or may (potentially) affect the interests of, the Employer and/or its affiliated companies, or take any financial interest in or perform work for such a business.

Q Biotechnology CV	Page 4

Article 10: Intellectual Property Rights

1.

All intellectual property rights, including but not limited to inventions, patent applications, patent rights, design rights, copyrights, neighbouring rights, database rights, trademark rights, chip rights, trade name rights and Know-How (as defined in paragraph 2 of this Article), ensuing in the Netherlands or abroad, during the term of this employment contract or after its termination, from or in the course of the work performed by the Employee (‘Intellectual Property Rights’) will exclusively vest in the Employer.

2.

‘Know-How’ is defined as any and all trade secrets, secret formulas, inventions, designs, standards, technical and other data or information, processes, methods, draft materials and business methods and any and all related information, knowledge, details, commercial practices and improvements.

3.

Insofar as any Intellectual Property Rights are not vested in the Employer by operation of law, the Employee hereby transfers those rights to the Employer insofar as possible, which transfer is hereby accepted by the Employer. If and insofar as it is potentially impossible to transfer any future Intellectual Property Rights, the Employee covenants that the Employee will transfer those rights to the Employer should the Employer so demand and that the Employee will sign any and all documents to effect that transfer.

4.

Insofar as any Intellectual Property Rights are incapable of being transferred from the Employee to the Employer, the Employee hereby grants the Employer the exclusive, royalty-free, worldwide, perpetual right, with the right to grant sublicenses, to use those Intellectual Property Rights in the broadest sense, which right is hereby accepted by the Employer.

5.

Insofar as personality rights vest in the Employee, for example within the meaning of Section 25 of the Dutch Copyright Act (Auteurswet), the Employee hereby waives those rights to the extent permitted by law, including but not limited to the rights referred to in Section 25(1)(a), (b) and (c) of the Dutch Copyright Act (such as the right to have one’s name stated and the right to object to changes in the work).

6.

The Employee will promptly disclose to the Employer all works, inventions, results, information and Intellectual Property Rights that ensue from the work under this employment contract and/or that are in any way relevant to the creation, protection and/or enforcement of the Intellectual Property Rights.

7.

During the term of the employment contract and after its termination, the Employee will perform all acts that are necessary to register the Intellectual Property Rights in the Employer’s name with any competent authority in the world.

8.

If the Employee is unable to provide the cooperation referred to in paragraphs 3 and 7 of this Article for any reason, the Employee hereby grants the Employer an irrevocable power of attorney to represent the Employee with respect to the transfer and registration of the Intellectual Property Rights referred to in paragraphs 3 and 7 of this Article, respectively.

9.

The Employee acknowledges that the Base Salary the Employee receives already includes equitable compensation for the loss of Intellectual Property Rights, including the equitable compensation referred to in Section 12(6) of the Dutch Patents Act of 1995 (Rijksoctrooiwet 1995).

10.

The Employee may neither during the term of the employment contract nor after its termination use the Intellectual Property Rights or the ensuing results, including but not limited to the documents in which they are recorded, for own use or for any purpose other than the performance of the work under the employment contract.

Q Biotechnology CV	Page 5

11.	If this employment contract is terminated, the preceding paragraphs of this Article governing the Intellectual Property Rights will remain in effect after the termination of the employment contract.

Article 11: Company Documents, Company Equipment and Access

1.	The Employee will be obliged to exercise due care in handling any company documents, in any form whatsoever, and any company equipment made available.

2.

Upon termination of the employment contract, the Employee will be obliged to return all company documents and company equipment to the Employer in good condition. Furthermore, the Employee will be obliged to return such company property earlier should the Employer so demand, for example in the event of occupational disability or non-active service for other reasons.

3.

If the Employee does not (or no longer) perform the agreed work for the Employer, other than during holiday leave (e.g. if the Employee accepted garden leave or has been placed in non-active service), the Employer will be entitled to deny the Employee access to its premises and/or buildings and to disable the Employee’s user account on its networks (intranet and internet).

Article 12: Personal Data Protection

1.

The Employer will be entitled to processes personal data relating to the Employee (and any of the Employee’s family members) within the framework of performing the employment contract and/or provisions ensuing from or in relation to the employment relationship.

2.

The Employer processes the Employee’s personal data for the purpose of its personnel records, including management of the Employee’s activities, for the purpose of its payroll records, including making payments to the Employee and implementing applicable employment conditions, all of the foregoing in the broadest sense, and to comply with its statutory obligations, including calculating, recording and paying taxes and contributions for the Employee.

3.

For the purposes listed above and provided that the Employer has a legitimate interest in doing so — for instance with a view to a proposed merger or acquisition — the Employer may also transfer the Employee’s personal data to third parties (including accountants, lawyers and advisers) and other companies affiliated with the Employer, which may be located in other countries, both inside and outside the European Union.

4.

The Employer will process the personal data in a proper and careful manner in accordance with the law. Furthermore, the Employer has taken appropriate technical and organisational measures to sufficiently safeguard the personal data and to preserve their confidential nature, regardless of whether such data are processed in the Netherlands or elsewhere.

5.

The Employee will be entitled to contact the Employer with a reasonable request to review, correct, supplement, delete or block the Employee’s personal data. Furthermore, the Employee will promptly notify the Employer of any changes in the personal data.

Article 13: Social Insurance

1.

The Employee shall be subject to the applicable social security regulations. As long as the prerequisites are met the Employer will apply for a certificate A 1 under the rules of the EU regulation 883/04 allowing the Employee to remain covered under the home country (Germany) social security system.

Q Biotechnology CV	Page 6

2.

Employer’s contribution will be in line with the applicable social security system. All Employer’s contributions due for the home country social security system will be settled with either your gross or your net income, which settlement procedure is based on the applicable Dutch and German tax / social security legislation.

Article 14: Other conditions

1.	The employment contract will not be governed by the provisions of any Collective Bargaining Agreement.

2.

In accordance with Section 7:613 of the Dutch Civil Code (Burgertijk Wetboek), the Employer will be authorised to unilaterally amend the terms and/or conditions of the employment contract if and insofar as it has a weighty interest in doing so that is of such a nature that the Employee’s interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest.

3.

The invalidity of any provision laid down in the employment agreement shall not affect the validity of other provisions of the employment agreement. The invalid provision shall be replaced by a new, valid provision which shall be as far as possible in accordance with the spirit and purport of the parties’ original intentions.

4.

Employee declares to have received a copy of the company’s Handbook and declares to accept the content thereof. The provisions of the Handbook form an integral part of this employment contract. The Employer will be entitled to unilaterally amend the content of the Handbook.

Article 15: Applicable Law

1.	The employment contract will be governed by the laws of the Netherlands.

Drawn up in duplicate originals and signed in Venlo on January 11, 2018.

/s/ Daniel Gyr	/s/ Jean-Pascal Viola
Q Biotechnology C.V.	Jean-Pascal Viola
Daniel Gyr
HR Director

/s/ Christel Camps
Q Biotechnology C.V.
Christel Camps
HR Manager

Q Biotechnology CV	Page 7

ADDENDUM EMPLOYMENT CONTRACT - DUTCH 30% RULING

THE UNDERSIGNED:

1.

Q Biotechnology C.V., a limited partnership, having its registered office at Hulsterweg 82, (5912 PL) Venlo, The Netherlands, duly represented by on behalf of Life Biotech Partners B.V., hereinafter to be referred to as the ‘Employer’;

And

2.	Jean-Pascal Viola residing at [Address], hereinafter to be referred to as the ‘Employee’.

WHEREAS

The Employee has been an employee of the Employer since 1 February 2018. The Dutch 30% ruling, pursuant to the Dutch Wage Tax Act (Wet op de loonbelasting 1964) and the Dutch Wage Tax Implementation Decree 1965 (Uitvoeringsbesluit loonbelasting 1965), is applicable to the Employee’s salary payments as from 1 February 2018,

HAVE AGREED AS FOLLOWS:

In addition to the employment agreement concluded on 1 February 2018:

(i)

If and insofar as the Employee is entitled to receive a tax-free reimbursement of extraterritorial expenses pursuant to the Dutch Wage Tax Implementation Decree 1965 (Uitvoeringsbesluit loonbelasting 1965) it is hereby agreed between parties that the Employee’s salary from current employment (excluding any cost allowances) will be decreased for labor-law purposes such that 100/70 of that agreed salary from current employment will be equal to the originally agreed salary from current employment for the duration of the 30% ruling.

(ii)

If and insofar as paragraph (i) above applies, the Employee will receive from the Employer compensation of extraterritorial expenses equal to 30/70 of the agreed salary from current employment (excluding any cost allowances).

(iii)

The Employee and Employer acknowledge that application of the 30% ruling cannot lead to a lower taxable salary as stipulated under article 10eb of the Dutch Wage Tax Implementation Decree 1965 and that therefore, the tax-free reimbursement of extraterritorial expenses may be less than 30/70 of the agreed salary.

(iv)

The Employee acknowledges that in case, for whatever reason, the taxable salary does not reach the minimum amount as stipulated under article 10eb of the Dutch Wage Tax Implementation Decree 1965, it will lead to a loss of the 30% ruling entitlement.

(v)

The Employee is aware that pursuant to the relevant regulations, a modification of the agreed compensation in accordance with paragraph (i) above may affect all benefits related to salary, such as pension and social security benefits.

All other terms and conditions of your Employment Agreement will remain unchanged.

Q Biotechnology CV	Page 8

Drawn up in duplicate originals and signed in Venlo on January 11, 2018.

/s/ Daniel Gyr	/s/ Jean-Pascal Viola
Q Biotechnology C.V.	Jean-Pascal Viola
Daniel Gyr
HR Director

/s/ Christel Camps
Q Biotechnology C.V.
Christel Camps
HR Manager

Q Biotechnology CV	Page 9